EXHIBIT 99.5

AGREEMENT FOR APPOINTMENT OF
TRUSTEE AND TERMINATION OF PLAN

      This is an AGREEMENT between the Pension Benefit Guaranty Corporation ("PBGC") and Publicard, Inc. ("Publicard").

                                    RECITALS:

      A. PBGC is a United States government agency established by Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.ss. 1301-1461 ("ER1SA").

      B. Publicard is a corporation organized under the laws of Pennsylvania with its principal place of business located in New York, New York.

      C. Effective January 1, 1976, Publicker Inc. established the Publicker Retirement Income Plan (`Plan") to provide retirement benefits for certain of its employees.

      D. The Plan is an employee pension benefit plan to which 29 U.S.C. ss. 1321(a) applies and is not exempt under 29 U.S.C. ss. 1321(b). The Plan is therefore covered by Title IV of ERISA.

      E. Publicker is the administrator of the Plan within the meaning of 29 U.S.C. ss.ss. 1002(16) and 1301(a)(1).

      F. On January 17, 2003, Publicard notified Plan participants that it intended to seek termination of the Plan effective March 31, 2003.

      G. On March 31, 2003, Publicard was the contributing sponsor of the Plan within the meaning of 29 U.S.C. ss. 130 1(a)(13).

      H. PBGC has issued to Publicard a Notice of Determination under 29 U.S.C. ss. 1342(a) that the Plan does not have assets available to pay benefits which are currently due; the Plan has not met the minimum funding standard required under section 412 of the Internal Revenue Code, and that the Plan should be terminated under 29 U.S.C. ss. 1342(c) to protect the interests of the Plan's participants and to avoid any unreasonable increase in liability of PBGC's insurance fund.

      NOW THEREFORE, the parties agree:

      1. The Plan is terminated under 29 U.S.C. ss. 1342(c).

      2. The Plan termination date is March 31, 2003, under 29 U.S.C. ss. 1348.

      3. PBGC is appointed trustee of the Plan under 29 U.S.C. ss. 1342(c).

      4. Publicard and any other person having possession or control of any records, assets or other property of the Plan shall convey and deliver to PBGC such records, assets or property.

      5. PBGC will have, with respect to the Plan, all of the rights and powers of a trustee specified in ERISA or otherwise granted by law.

      The persons signing this Agreement are authorized to do so. The Agreement will take effect on the date the last person signs below.

                                       PUBLICARD, INC.

Dated: September 23, 2004              By: /s/Antonio L. DeLise
                                           -------------------------------------
                                           Antonio DeLise, President
                                           and Chief Executive Officer

                                       PENSION BENEFIT GUARANTY
                                       CORPORATION


Dated: September 30, 2004              By: /s/E. Henderson
                                           -------------------------------------
                                           Auditor